Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO
CREDIT AGREEMENT

THIS SECOND AMENDMENT to Credit Agreement (this “Amendment”) is entered into as of March 27, 2020, by and between JPMORGAN CHASE BANK, N.A., (“JPMorgan”) as Administrative Agent (in such capacity, “Administrative Agent”), the Lenders party hereto (each a “Lender” and collectively, the “Lenders”) including JPMorgan in its capacity as a Lender, the Loan Parties party hereto and CALAMP CORP., a Delaware corporation (“Borrower”).

Recitals

A.Administrative Agent, Lenders, the Loan Parties and Borrower have entered into that certain Credit Agreement dated as of March 30, 2018 (as amended by that certain First Amendment to Credit Agreement dated July 16, 2018 and as amended from time to time, the “Credit Agreement”).

B.Lenders have extended credit to Borrower for the purposes permitted in the Credit Agreement.

C.Borrower, the Loan Parties, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Credit Agreement.

2.Amendments to Credit Agreement.

2.1Section 1.01 (Defined Terms).  Section 1.01 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

““Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Revolving Commitment ABR Spread”, “Revolving Commitment Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Senior Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Second Amendment Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 1:

Senior Leverage Ratio	Revolving Commitment ABR Spread	Revolving Commitment Eurodollar Spread	Commitment Fee Rate
Category 1 ≥ 1.5 to 1.0	2.00%	3.00%	0.50%
Category 2 < 1.5 to 1.0 but ≥ 1.0 to 1.0	1.75%	2.75%	0.45%

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Category 3 < 1.0 to 1.0	1.50%	2.50%	0.40%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Senior Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Senior Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.”

““Existing Notes” means (a) the unsecured convertible senior notes of the Borrower due 2020 issued on May 1, 2015 pursuant to the Convertible Senior Notes Indenture and any additional notes issued pursuant thereto and (b) the 2.00% Convertible Senior Notes due 2025 issued on June 20, 2018 pursuant to the certain Indenture between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, in an aggregate outstanding principal amount not to exceed $260,000,000.”

““FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.”

““Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.”

““LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.12 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.  Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.”

““Funded Indebtedness” means, at any date, the aggregate principal amount of (a) Indebtedness of the type set forth in clauses (a)(x), (b), (c), (e), (h) and (i) (but solely to the extent constituting a reimbursement obligation to the Issuing Bank in respect of an LC Disbursement) of the definition of Indebtedness and (b) Guarantees of Indebtedness of others of the type set forth in the immediately preceding clause (a), in each case, to the extent reflected as a liability on the balance sheet of the Borrower and its Subsidiaries on a consolidated basis at such date,

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in accordance with GAAP.”

““Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b).”

““Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.”

““Revolving Credit Maturity Date” means March 30, 2022, or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.”

““Total Leverage Ratio’ means, on any date, the ratio of (a) Funded Indebtedness on such date less up to $100,000,000 of unrestricted cash and Cash Equivalents of the Borrower held in the United States and with respect to which the Administrative Agent has a perfected Lien to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.”

2.2Section 1.01 (Defined Terms).  Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms:

““Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.”

““Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).”

““Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).”

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““Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.”

““Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.”

““Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.”

““Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.12.”

““Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.”

““Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.”

““Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.”

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““BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k) of such party.”

““Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each interest period) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:
(2)

if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

““Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable interest period with respect to the LIBO Rate.”

““Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).”

““Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.”

““Dividing Person” has the meaning assigned to it in the definition of “Division.”

““Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.”

““Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.”

““Early Opt-in Election” means the occurrence of:

(1)	(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to

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the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)

(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.”

““Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.”

““Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.”

““QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

““QFC Credit Support” has the meaning assigned to it in Section 9.21.”

““Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.”

““Second Amendment” means that certain Second Amendment to the Credit Agreement dated as of the Second Amendment Effective Date.”

““Second Amendment Effective Date” has the meaning assigned to the term in the Second Amendment.”

““SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.”

““SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.”

““Supported QFC” has the meaning assigned to it in Section 9.21.”

““Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.”

““Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.”

““U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.”

“"Withholding Agent" means the Borrower and the Administrative Agent.”

2.3Section 1.08 (Interest Rates; LIBOR Notification).  Article I of the Credit Agreement is hereby amended to add a new Section 1.08 as follows:

“Section 1.08

Interest Rates; LIBOR Notification.  The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the

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London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting LIBOR. As a result, it is possible that commencing in 2022, LIBOR may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. In the event a Benchmark Transition Event occurs, Section 2.12(c) of this Agreement provides a mechanism for determining an alternative rate of interest. The Lender will notify the Borrower, pursuant to Section 2.12(c), in advance of any change to the reference rate upon which the interest rate of Eurodollar Loans is based. However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative, successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of the LIBO Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.”

2.4Section 2.07 (Termination and Reduction of Commitments; Increase in Revolving Commitments).  Section 2.07 of the Credit Agreement is hereby amended to delete clauses (e) and (f) thereof in their entirety.

2.5Section 2.12 (Alternate Rate of Interest; Illegality).  Section 2.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 2.12.	Alternate Rate of Interest; Illegality.

(a)If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through an Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into a ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a ABR Borrowing.

(b)If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender

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notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

(c)If  a Benchmark Transition Event occurs, then the Lender may, by notice to Borrower, select an alternate rate of interest for the LIBO Rate that gives due consideration to the then-evolving or prevailing market convention for determining a rate of interest for loans in US Dollars at such time (the “Alternate Rate”); Borrower acknowledges that the Alternate Rate may include a mathematical adjustment using any then-evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the LIBO Rate. For avoidance of doubt, all references to the LIBO Rate shall be deemed to be references to the Alternate Rate when the Alternate Rate becomes effective in accordance with this section. In addition, the Lender will have the right, from time to time by notice to Borrower to make technical, administrative or operational changes (including, without limitation, changes to the definition of “CB Floating Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth Business Day after the Lender has provided notice to the Borrower (the “Notice Date”) and (ii) a date specified by the Lender in the notice, without any further action or consent of the Borrower, so long as Lender has not received, by 5:00pm Eastern time on the Notice Date, written notice of objection to the Alternate Rate from the Borrower. Any determination, decision, or election that may be made by the Lender pursuant to this section, including any determination with respect to a rate or adjustment or the occurrence or non-occurrence of an event, circumstance or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower. Until an Alternate Rate shall be determined in accordance with this section, the interest rate shall be equal to the sum of (a) the greater of (x) Prime Rate and (y) 2.50%, plus (b) the Applicable Rate with respect to the appropriate “ABR Spread” specified within such Applicable Rate definition.  In no event shall the Alternate Rate be less than zero.

(d)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12.

(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into a ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such

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Borrowing shall be made as a ABR Borrowing.”

2.6Section 2.15 (Taxes).  Section 2.15 of the Credit Agreement is hereby amended by amending and restating clause (a) thereof in its entirety as follows:

“(a)

Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.”

2.7Section 3.11 (Disclosure).  Section 3.11 of the Credit Agreement is hereby amended to add a new clause (b) as follows:

“(b)

As of the Second Amendment Effective Date, the information included in the Beneficial Ownership Certification provided on or prior to the Second Amendment Effective Date to any Lender in connection with this Agreement is true and correct in all respects.”

2.8Section 5.01 (Financial Statements and Other Information).  Section 5.01 of the Credit Agreement is hereby amended by amending and restating clause (j) thereof in its entirety as follows:

“(j)

promptly following any request therefor, (x) solely to the extent there are any outstanding Borrowings at such time and solely to the extent then available, internally prepared monthly financial statements, (y) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through Administrative Agent) may reasonably request and (z) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.”

2.9Section 5.02 (Notices of Material Events).  Section 5.02 of the Credit Agreement is hereby amended to add a new clause (f) as follows:

“(f)any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.”

2.10Section 5.04 (Payment of Obligations).  Section 5.04 of the Credit Agreement is hereby amended by amending and restating Section 5.04 thereof in its entirety as follows:

“SECTION 5.04

Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.”

2.11Section 5.13 (Post-Closing Requirements).  Section 5.13 of the Credit Agreement is hereby amended by amending and restating Section 5.13 thereof in its entirety as follows:

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“SECTION 5.13	Post-Closing Requirements.
(a)

Within sixty (60) days of the Second Amendment Effective Date (or such later date as the Administrative Agent shall agree), the Loan Parties will use commercially reasonable efforts to deliver Collateral Access Agreements with respect to the leased properties listed on Exhibit A to the Second Amendment.

(b)

Within sixty (60) days of the Second Amendment Effective Date (or such later date as the Administrative Agent shall agree), the Loan Parties will use commercially reasonable efforts to deliver bailee waivers with respect to the properties listed on Exhibit B to the Second Amendment.”

2.12Section 6.01 (Indebtedness).  Section 6.01 of the Credit Agreement is hereby amended by amending and restating subsection (i) thereof in its entirety as follows:

“(i)other unsecured Indebtedness, including Indebtedness of any Loan Party in respect of any earn-outs or similar deferred payments in connection with any Permitted Acquisition and any Permitted Convertible Indebtedness, in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;”

2.13Section 6.01 (Indebtedness).  Section 6.01 of the Credit Agreement is hereby amended by deleting subsection (o) at the end thereof.

2.14Section 6.03 (Fundamental Changes).  Section 6.03 of the Credit Agreement is hereby amended by adding a new subsection (f) at the end thereof, as follows:

“(f)No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent.  Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.12 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.”

2.15Section 6.12 (Financial Covenants).  Section 6.12 of the Credit Agreement is hereby amended by amending and restating clause (a) thereof in its entirety as follows:

“(a)Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio, as of the last day of any fiscal quarter ending during any period set forth below, to be greater than the ratio set forth below opposite such period:

Period	Ratio
Effective Date through August 31, 2020	5.50:1.00
November 30, 2020 through February 28, 2021	5.00:1.00
May 31, 2021 and each period thereafter	4.50:1.00”

2.16Article VIII (The Administrative Agent).  Article VIII of the Credit Agreement is hereby amended by adding a new Section 8.11 as follows:

“Section 8.11Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

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(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.”

2.17Section 9.02 (Waivers; Amendments).  Section 9.02 of the Credit Agreement is hereby amended to amend and restate clause (b) thereto in its entirety as follows:

(b)Subject to Section 2.12(c), 2.12(d) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the

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consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.16(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (F) change Section 2.18, without the consent of each Lender (other than any Defaulting Lender), (G) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.18 shall require the consent of the Administrative Agent and the Issuing Bank); provided further that no such agreement shall amend or modify the provisions of Section 2.05 or any letter of credit application and any bilateral agreement between the Borrower and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively.  The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.  Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.”

2.18Section 9.04 (Successors and Assigns).  Section 9.04 of the Credit Agreement is hereby amended by amending and restating clause (iii) of Section 9.04(b) thereof in its entirety as follows:

“(iii)

Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.”

2.19Section 9.04 (Successors and Assigns).  Section 9.04 of the Credit Agreement is hereby amended by amending and restating the last sentence of clause (iv) of Section 9.04(b) thereof in its entirety as follows:

“The Register is intended to cause any Commitment, Loan, Letter of Credit or other obligations hereunder

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or under any Loan Document to be in registered form within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and under Sections 5f.103-1(c) and 1.871-14(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations.”

2.20Section 9.04 (Successors and Assigns).  Section 9.04 of the Credit Agreement is hereby amended by adding language to the end of the antepenultimate sentence of the paragraph at the end of Section 9.04(c) thereof as follows:

“and Section 1.163-5(b) of the proposed United States Treasury Regulations.”

2.21Section 9.21 (Acknowledgments Regarding Any Supported QFCs).  Article IX of the Credit Agreement is hereby amended by adding a new Section 9.21 as follows:

SECTION 9.21.

Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

3.Limitation of Amendment.

3.1The amendments set forth in Section 2 above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Administrative Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

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4.Representations and Warranties.  To induce Administrative Agent and Lenders to enter into this Amendment, Borrower and each Loan Party hereby represents and warrants to Administrative Agent and Lenders as follows:

4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2Borrower and each Loan Party has the power and authority to execute and deliver this Amendment and to perform its obligations under the Credit Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower and each Loan Party delivered to Administrative Agent and Lenders on the Second Amendment Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower and each Loan Party of this Amendment and the performance by Borrower and each Loan Party of its obligations under the Credit Agreement, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower and each Loan Party of this Amendment and the performance by Borrower and each Loan Party of its obligations under the Credit Agreement, as amended by this Amendment, do not and will not contravene in any material respects (a) any law or regulation binding on or affecting Borrower or any Loan Party, (b) any contractual restriction with a Person binding on Borrower or any Loan Party, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower or any Loan Party, or (d) the organizational documents of Borrower or any Loan Party;

4.6The execution and delivery by Borrower and each Loan Party of this Amendment and the performance by Borrower and each Loan Party of its obligations under the Credit Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower or any Loan Party, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

4.7This Amendment has been duly executed and delivered by Borrower and each Loan Party and is the binding obligation of Borrower and each Loan Party, enforceable against Borrower and such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.Effectiveness.  This Amendment shall become effective as of the date first written above only upon satisfaction in full in the discretion of the Administrative Agent of each of the following conditions (the “Second Amendment Effective Date”):

6.1The Administrative Agent shall have received a copy of this Amendment duly executed and delivered by all of the Lenders, the Borrower, each other Loan Party and the Administrative Agent;

6.2The Administrative Agent shall have received an updated perfection certificate covering the Loan Parties and their Subsidiaries as of the Second Amendment Effective Date in form and substance satisfactory to the Administrative Agent;

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6.3The representations and warranties of or on behalf of the Loan Parties in this Amendment are true, accurate and complete (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date) on and as of the Second Amendment Effective Date;

6.4To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, upon the written request of any Lender, the Administrative Agent shall have received a Beneficial Ownership Certification in relation to the Borrower (provided that, upon the execution and delivery by such Lender of its signature page to this Amendment, the condition set forth in this Section 6.4 shall be deemed to be satisfied);

6.5The Administrative Agent shall have received updated IP Security Agreements from each Loan Party;

6.6The Loan Parties shall have paid all outstanding costs and expenses owed to the Administrative Agent pursuant to Section 9.03 of the Credit Agreement, including, without limitation, all reasonable fees, charges and disbursements of counsel for the Administrative Agent; and

6.7The Administrative Agent shall have received all other documents or materials requested by the Administrative Agent, in each case, in form and substance reasonably acceptable to the Agent.

7.Ratification, etc.  Except as expressly amended or otherwise modified hereby, the Credit Agreement, each other Loan Document and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect.  This Amendment shall constitute a Loan Document.  The Loan Parties hereby ratify and reaffirm the validity and enforceability of all of the Liens and security interests heretofore granted and pledged by the Loan Parties pursuant to the Loan Documents to which it is a party to the Administrative Agent, on behalf and for the benefit of the Lenders, as collateral security for the Secured Obligations, and acknowledge that all of such Liens and security interests, granted, pledged or otherwise created as security for the Secured Obligations continue to be and remain collateral security for the Secured Obligations from and after the Second Amendment Effective Date.

8.Reference to and Effect on the Credit Agreement.

8.1Upon the effectiveness of this Amendment, (A) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended or otherwise modified hereby and (B) each reference in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended or otherwise modified hereby.

8.2Except as specifically waived, amended or otherwise modified above, the terms and conditions of the Credit Agreement and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

8.3The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

9.Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

[Balance of Page Intentionally Left Blank]

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In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

CALAMP CORP., as Borrower

By:

Name:

Title:

CALAMP WIRELESS NETWORKS CORPORATION, as a Loan Guarantor

By:

Name:

Title:

SYNOVIA SOLUTIONS LLC, as a Loan Guarantor

By:

Name:

Title:

[Signature Page to Second Amendment to Credit Agreement]

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JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent and Issuing Bank By: Name: Title: JPMORGAN CHASE BANK, N.A., as Lender By: Name: Title:

[Signature Page to Second Amendment to Credit Agreement]

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Exhibit A

1. 15635 Alton Parkway, Suite 250, Irvine, CA 92618

2. 2200 Faraday Avenue, Suite 220, Carlsbad, CA 92008

3. 1301 W. President George Bush Hwy, Suite 300, Richardson, TX 75080

4. 2400 N. Glenville Drive, Suite 225B, Richardson, TX 75082

5. 9330 Priority Way West Drive; Indianapolis, IN 46240

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Exhibit B

1.Cystera - Boston Datacenter (BO2) 1 First Street, Waltham, MA 02451-1105

2.Cystera - Irvine Datacenter (OC2) 17836 Gillette Avenue, Irvine, CA

3.Equinix Ashburn VA Data Center (DC6) 21721 Giligree Ct., Ashburn, VA 20147

4.MultaCom - Los Angeles Data Center 707 Wilshire Boulevard, Los Angeles, CA 90017

5.Century Link (was Savvis /Quest) 22810 International Drive, Sterling, VA 20147

6.Expeditors International, 1130 E. Watson Center Rd., Carson, CA 90745

7.Celestica LLC, 11 Continental Blvd, Bldg 300, Suite 103 Merrimack, NH 03054

8.MobilTech Global Services, LLC 4710 Mercantile Drive, Fort Worth, Texas 76137

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